Exhibit 99.1

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE is made as of December 29, 2005 (the “Amendment”), by and between _____________ (the “Holder”) and Health Discovery Corporation, a Texas corporation (the “Company”).

RECITALS

A.  The Company executed and delivered to Holder that certain Promissory Note dated as of July 30, 2004, payable to the order of the Holder in the principal amount of _____________ and no/100 Dollars ($_____________) (the “Note”). The Note provides for the principal balance to be paid in full on the sixteenth month anniversary of the Initial Payment Date.

B.  The Company has requested, and the Holder has agreed to, among other things, an extension of the maturity date for payment of the indebtedness evidenced by the Note, and the parties wish to memorialize their agreement in writing.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Holder and the Company agree as follows:

1.    All reference on page 1 of the Note to payments on the twelfth and sixteenth month anniversary of the Initial payment Date shall be deleted, and October 31, 2007 shall be substituted therefore, which thereby extends the Maturity Date to October 31, 2007. All amounts deferred by this Amendment shall bear interest until paid at a simple rate of interest equal to 18% per year, payable in the common stock of the Company, due at the earlier of maturity or redemption, which shares of common stock shall be valued at $0.24 per share.

2.    Section 2.5 shall be added to include a fifth Event of Default as follows:

2.5    The Company's cash balance is less than $100,000 on two successive business days prior to the Maturity Date.

3.    No Other Amendment or Waiver. The Note, as hereby amended, remains in full force and effect in accordance with its terms, and Holder and the Company hereby ratify and confirm the same.

4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

5.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

6.    Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

IN WITNESS WHEREOF, the Holder and the Company have executed this Amendment as of the day and year first written above.

HOLDER

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By:

HEALTH DISCOVERY CORPORATION

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By: Stephen D. Barnhill, M.D., CEO